EXHIBIT 99.1

CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

 (513) 870-2768

Media Contact: Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Corporation Holds Shareholders' and Directors' Meetings

• Directors elected and proposals ratified

• Board committees assigned

Cincinnati, April 25, 2005 – Cincinnati Financial Corporation (Nasdaq: CINF) today announced that at the company's annual shareholders' meeting on April 23, 2005, four directors were re-elected and one new director was elected to the 14-member board. Also, shareholders ratified the selection of Deloitte & Touche LLP as independent registered public accounting firm, approved an increase in the authorized shares of common stock, adopted Cincinnati Financial Stock Option Plan No. VIII, and approved Cincinnati Financial Corporation 2003 Non-Employee Directors’ Stock Plan.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented: "We thank shareholders for approving all of our proposals. The option and stock plans and increased authorized shares support our continued flexibility to create growth, supporting and encouraging share ownership at every level.”

Re-elected for three-year terms on the board were Kenneth C. Lichtendahl, president and chief executive officer of Tradewinds Beverage Company; W. Rodney McMullen, vice chairman of The Kroger Co.; Thomas R. Schiff, chairman and chief executive officer of John J. & Thomas R. Schiff & Co., Inc.; and Larry R. Webb, CPCU, president of Webb Insurance Agency, Inc. Newly elected was John F. Steele, Jr., chairman and chief executive officer of Hilltop Basic Resources, Inc., a family-owned aggregates and ready-mix concrete supplier to the construction industry, based in the Cincinnati area.

The board also announced committee membership for the coming year, in line with the independence requirements of applicable law and the listing standards of Nasdaq:

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Audit – William F. Bahl, CFA: Dirk J. Debbink: Kenneth C. Lichtendahl (chair); Gretchen W. Price; Douglas S. Skidmore; and John F. Steele, Jr. (new).

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Compensation – Kenneth C. Lichtendahl; W. Rodney McMullen (chair); Gretchen W. Price and E. Anthony Woods (new). Director Emeritus Lawrence H. Rogers II continues to serve as committee adviser.

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Executive – William F. Bahl (new), James E. Benoski; Michael Brown; John J. Schiff, Jr., CPCU (chair); John M. Shepherd; and Larry Webb, CPCU.

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Investment – William F. Bahl; James E. Benoski; W. Rodney McMullen; John J. Schiff, Jr. (chair); Thomas R. Schiff; and E. Anthony Woods. Richard M. Burridge, CFA, continues to serve as committee adviser.

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Nominating – William F. Bahl (chair), Kenneth C. Lichtendahl and John M. Shepherd.

Schiff noted, "We welcome John Steele to our board. His talents complement our board’s balance of broad business experience, insurance industry experience, entrepreneurial experience and expertise in financial and investment areas. The shareholders of Cincinnati Financial benefit from our directors’ active service to our company through their committee assignments and through their dedication to understanding our business, its challenges and opportunities.”

Schiff added that the board named retiring director Frank J. Schultheis as director emeritus, recognizing his 10-year contribution to the company.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company’s Web site at www.cinfin.com.